EXHIBIT 4.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                               ENZO BIOCHEM, INC.

                Under Section 402 of the Business Corporation Law

         1.       The name of the Corporation is:

                  ENZO BIOCHEM, INC.

         2.       The purposes for which the Corporation is formed are:

                  (a) To manufacture or otherwise produce, purchase, process, compound, prepare, inventory, sell and conduct research relating to all kinds of chemicals, drugs, enzymes, medicines, physicians and surgeon's supplies and instruments and all accessories, appliances, kits, instruments, and products relating thereto.

                  (b) To acquire, lease, manage, operate, develop, subdivide, control, build, erect or maintain any rights or interests in real property of any kind for any commercial, residential or public purposes.

                  (c) To conduct a general mercantile and manufacturing business, to operate a laboratory or similar place of research, and to engage in all activities or services incidental or related thereto.

                  (d) To manufacture, acquire, sell or otherwise dispose of, and deal in and with, all kinds of personal property.

                  (e) To acquire, sell or otherwise dispose of, deal in and with, and grant and obtain rights in respect of, all kinds of intangible property including patent rights, inventions, discoveries, formulae and processes, copyrights, trademarks, trade names and designs.

                  (f) To borrow or raise money, to issue securities and other evidences of indebtedness of all kinds and secure their payment by the creation of security interests in any of its property.

                  (g)      To acquire, sell or transfer its own securities.

                  (h) To lend any of its funds, with or without either security or interest.

                  (i) To acquire and to sell or otherwise dispose of (a) any interest in the business or assets of any individual, corporation or other entity, and (b) securities and obligations issued or created by any corporation,

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                           governmental  unit or other  entity,  and to exercise
                           any rights relating to them.

                  (j) To the extent permitted by law, to promote, finance, underwrite or assist, financially or otherwise, and to assume or guarantee the obligations of, any individual, corporation or other entity, in furtherance of its corporate purposes.

                  (k) To carry out any of the foregoing purposes as principal or agent, either alone or in association with others.

                  (l)      To carry on any similar lawful business.

         The listing of these purposes is not to imply any limitation on or exclusion of any powers this Corporation may have under New York law now or hereafter in effect.

         3. The office of the Corporation will be in the City of New York, County of New York and State of New York.

         4. The aggregate number of shares which the Corporation is authorized to issue is one-hundred (100) Common Shares of the par value of ten cents (10(cent)) each.

         5. The Secretary of State of New York is designated as the agent of the Corporation upon whom process against it may be served. The Secretary of State shall mail a copy of any process against the Corporation which may be served upon him to the Corporation c/o Elazer Rabbani, 69 Fifth Avenue, New York, New York.

         6. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action and such written consents and resolutions are filed with the minutes of the proceedings of the Board.

         7.       The  accounting  period  which  the  Corporation   intends  to
establish as its first calendar or fiscal year for reporting the franchise tax on business corporations imposed by

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Article  9-A of the Tax  Law  shall  be from  the  date  of the  filing  of this certificate until December 31, 1976.

         I affirm under the penalties of perjury that the Statements in this certificate are true.


Dated:  August 9, 1976



                                             /s/
                                             -----------------------------------
                                             EUGENE FARBER
                                             Address:  Eugene Farber
                                                       319 East 24th Street
                                                       New York, New York  10010

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